Exhibit 99.1

CHAIRMAN OF NEW DRAGON ASIA CORPORATION ANNOUNCES INTENT TO PURCHASE SHARES

SHENZHEN, CHINA - July 9, 2008 - New Dragon Asia Corp. (AMEX: NWD), one of China’s leading producers of instant noodles, flour-related products and soybean-derived products, announced today that New Dragon Asia Food Limited, which is controlled by New Dragon’s Chairman, Heng Jing Lu, will purchase approximately US$1 million worth of the Company's outstanding shares of common stock currently trading on the public market over a period of 12 months commencing today. New Dragon Asia Food Limited is currently the largest holder of New Dragon Asia Corp. common stock. The Board of Directors of New Dragon Asia Corp. has been informed of Mr. Lu’s intent. The trading price of New Dragon’s shares of common stock on the American Stock Exchange as of July 8, 2008 was $0.45.

Heng Jing Lu, Chairman of New Dragon Asia Corp., commented, “New Dragon Asia has consistently executed on our strategy, achieving solid financial and operational results, and I do not believe current share price levels are reflective of our performance. We have increased our revenues year-on-year for the last six years, and have maintained steady margins even in what has recently become a more difficult pricing environment. Demand for our products remains strong, both in China and abroad and we continue to aim for a higher margin sales mix."

Lu concluded, "I would like to take this opportunity to reaffirm both our commitment to our shareholders and our focus on increasing shareholder value."

About New Dragon Asia Corp.
New Dragon Asia Corp., a Florida corporation (AMEX: NWD), is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers. As the fourth largest instant noodle manufacturer in China, New Dragon Asia Corp. markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year. Instant noodles are also exported to a growing number of countries. For more information, visit the Company’s website at www.newdragonasia.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, its success with acquisitions, anticipated synergies, and overseas expansion. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as may be discussed in the Company's reports as periodically filed with the Securities and Exchange Commission.

Contact:
Taylor Rafferty:
(212) 889-4350
Email: newdragon@taylor-rafferty.com